            FINANCIAL NEWS

Deirdre Hanford’s Appointment as CEO of the National Center for the Advancement of Semiconductor Technology

AUSTIN, Texas – Jan. 30, 2024 – Cirrus Logic, Inc. (NASDAQ: CRUS) congratulates Deirdre Hanford, a member of Cirrus Logic’s Board of Directors since 2018, on her appointment as CEO of Natcast, the expected operator of the CHIPS for America National Semiconductor Technology Center, once established. Created as a focal point for research and engineering, Natcast aims to bring together the U.S. government and key stakeholders from the semiconductor ecosystem to address the most challenging barriers to continued technological progress in the domestic semiconductor industry.

In view of her new role, Ms. Hanford notified the Cirrus Logic Board that she will not stand for reelection in July 2024 when her current board term expires. When asked about her appointment, John Forsyth, President and CEO of Cirrus Logic, said: “Deirdre Hanford's appointment as CEO of Natcast is a major boost for the semiconductor industry. Her deep expertise and leadership in this industry ideally position her to steer Natcast in addressing critical challenges in advancing U.S. semiconductor technology. Her contributions to Cirrus Logic over the past five years have been invaluable, and we congratulate her on her appointment to this new, crucial role.”

Cirrus Logic, Inc.
Cirrus Logic is a leader in low-power, high-precision mixed-signal processing solutions that create innovative user experiences for the world’s top mobile and consumer applications. With headquarters in Austin, Texas, Cirrus Logic is recognized globally for its award-winning corporate culture.

Cirrus Logic, Cirrus and the Cirrus Logic logo are registered trademarks of Cirrus Logic, Inc. All other company or product names noted herein may be trademarks of their respective holders.

Investor Contact:
Chelsea Heffernan
Vice President, Investor Relations
Cirrus Logic, Inc.
(512) 851-4125
Investor@cirrus.com